      As filed with the Securities and Exchange Commission on April 5, 1999

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933

                                   ----------

                       ANCOR COMMUNICATIONS, INCORPORATED
             (Exact name of registrant as specified in its charter)

    Minnesota                                           41-1569659
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)

                             6130 Blue Circle Drive
                           Minnetonka, Minnesota 55343
                                 (612) 932-4000

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Kenneth E. Hendrickson        Copy to:         Amy E. Ayotte
Ancor Communications, Incorporated               Dorsey & Whitney LLP
      6130 Blue Circle Drive                    220 South Sixth Street
    Minnetonka, Minnesota 55343                  Minneapolis, MN 55402
          (612) 932-4000                            (612) 340-6323
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                       Proposed       Proposed
   Title of Each        Amount          Maximum        Maximum        Amount of
Class of Securities      to be      Offering Price    Aggregate     Registration
 to be Registered    Registered(1)    Per Share*   Offering Price*       Fee
--------------------------------------------------------------------------------
  Common Stock
($.01 par value)       750,000          $5.75      $4,312,500.00     $1,199.00
================================================================================
* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such common stock on March 31, 1999, as reported on the Nasdaq SmallCap Market.

(1) This amount represents shares to be offered by the selling shareholder from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 5, 1999

                                   PROSPECTUS

                       ANCOR COMMUNICATIONS, INCORPORATED

                             6130 Blue Circle Drive
                           Minnetonka, Minnesota 55343

                                 (612) 932-4000

                                750,000 Shares of
                                  Common Stock

                                   ----------

This Prospectus covers the sale of up to 750,000 shares of common stock of Ancor Communications, Incorporated offered for the account of INRANGE Technologies Corporation, the selling shareholder. We will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the Nasdaq SmallCap Market and the Pacific Stock Exchange under the symbol "ANCR." On March 31, 1999, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $6.25 per share.

                                   ----------

The information is this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted

See the section titled "Risk Factors" beginning on page 3 to read about certain factors you should consider before buying shares of common stock.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is ___________, 1999

                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 750,000 shares (the "Shares") of our common stock which INRANGE Technologies Corporation may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

     This Prospectus describes a certain risk factors that you should consider before purchasing the Shares. See "Risk Factors" beginning on page 3. You should read this Prospectus together with the additional information described under the heading "Where You Can Find More Information."

                                   ----------


                                TABLE OF CONTENTS

About This Prospectus .....................................................2

Risk Factors ..............................................................3

Where You Can Find More Information .......................................9

About Ancor Communications, Incorporated .................................10

Selling Shareholder ......................................................11

Plan of Distribution .....................................................12

Experts ..................................................................12

Legal Matters ............................................................12

                                  RISK FACTORS

     An investment in the Shares involves a high degree of risk. You should consider carefully the following risk factors, togther with the other information in this Prospectus, before buying any Shares. You should also be aware that certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.

Uncertain market acceptance of Fibre Channel technology

     Our current products are all designed to comply with the Fibre Channel standard for data communications. Therefore, our success depends on the market acceptance of the Fibre Channel standard. Our products have historically sought to compete in the high performance local area network ("LAN") market. Our current effort is to deploy our products as switching devices in high performance storage area network ("SAN") markets.

     We have decided to focus the majority of our marketing and sales efforts on the SAN market. In the SAN market, adoption of Fibre Channel technology requires computer systems manufacturers to convert from the Small Computer System Interface interconnect protocol currently being used by many manufacturers. While many computer systems manufacturers have announced their intentions to convert to Fibre Channel as the standard for their products, we cannot assure you that they will. Nor can we assure you that manufacturers who have not announced their intentions will adopt the Fibre Channel standard. Even if Fibre Channel becomes a widely adopted standard, we cannot assure you that manufacturers will incorporate our products into the products they make.

     In the LAN market, Fibre Channel competes with a number of other network technologies which are more established than Fibre Channel. We do not plan to emphasize the LAN market for future sales

Competition in the Fibre Channel market

     Our Fibre Channel products must compete with Fibre Channel products of other companies. For example, Brocade Communications Systems, Inc., Vixel, and McData have developed Fibre Channel switches. Other companies may also be developing switches. In addition, a number of companies, including Emulex Corp., Q Logic Corp., Jaycor Corp., Gadzoox Corp., G2 Corp. and Interphase Corp., are developing, or have developed, Fibre Channel products other than switches, such as adapters or hubs. We anticipate that these and other companies will introduce commercial Fibre Channel products in the near future. In the event that Fibre Channel technology gains wider market acceptance, it is likely that an increasing number of competitors will begin developing and marketing Fibre Channel products. Some of the companies that produce or may produce competitive Fibre Channel products have substantially greater financial, technological and marketing resources than Ancor. We may not be able to compete effectively against current or future competitors. Our competitors may succeed in adapting more rapidly and effectively to changes in technology or the market. Our competitors may develop or market products that will be more widely accepted than ours. If we fail to compete effectively, it would prevent us from generating sufficient sales to allow us to attain profitable operations.

Dependence on Fibre Channel switches and ASICs

     We currently market only Fibre Channel switches and application specific integrated circuits ("ASICs"), and do not market other Fibre Channel products such as interface adapters. In the past, we have designed, manufactured and marketed interface adapters, but we no longer do so. There may be some future sales of previously developed interface adapters, but we expect that the sales will be small. As a result, we must derive all of our sales from Fibre Channel switches or ASICs. Although ASICs can either be sold as components for other companies' products or the underlying technology can be licensed to other companies, we have not sold any ASICs as components and have only licensed the underlying technology to one company.

Risk of technological obsolescence

     The data network communications and storage markets experience rapid technological change, including changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards. Our success depends in part on our ability to keep pace with technological developments and emerging industry standards. We must also respond to customer requirements by enhancing our current products and developing and introducing new products. If we fail to anticipate or respond rapidly to advances in technology by adapting our products appropriately, our products could become obsolete. If our products become obsolete, it would have a material adverse effect on our business, financial condition and results of operations.

Product development risks

     Our success depends in part on our ability to develop and introduce product enhancements and new products. The success of any product enhancement or new product depends on many factors, including the amount of resources devoted to its development, product competition and marketing campaigns. We may not succeed in developing, introducing and marketing any product enhancements or new products. We cannot assure you that if we introduce new products they will gain market acceptance. Our failure to develop or introduce enhancements or new products, or significant delays in doing so, could have a material adverse effect on our business, financial condition and results of operations.

     Products as complex as ours frequently contain undetected hardware or software errors ("bugs") when first introduced or as new versions are released. Despite our testing and quality control efforts, we anticipate that errors may be found from time to time in our new or enhanced products after commercial introduction. In addition, errors may occur when our products are integrated with products of other companies which are designed to interoperate with our products. If we are unable to easily fix any errors it could result in the following and other consequences:

     o    delay or loss of market acceptance of our products;

     o    possible warranty expense;

     o diversion of engineering and other resources from product development efforts;

     o    the loss of credibility in the market.

     Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

Uncertainty of future profitability

     We have incurred net losses in each of the past three years and, at December 31, 1998, we had an accumulated shareholders' deficit of approximately $41.6 million. We have incurred operating losses of $14.5 million for the twelve months ended December 31, 1998. Net losses for the years ended December 31, 1996 and 1997 were approximately $5.3 million and $9.8 million, respectively. Future operating results will depend on many factors, including the growth of the Fibre Channel market, demand for our products, the level of product and price competition, our ability to develop and market new products, general economic conditions and other factors. We cannot assure you that we will achieve or sustain profitability in the future.

     As a result of our switch in focus from the LAN market to the SAN market and general economic conditions in Japan (where one of our largest customers is located), we must develop relationships with new customers to generate significant revenues in the future.

Risk of product returns

     We have allowed customers to return our products to us because we feel it is necessary to make concessions to customers during the initial introduction of a new technology product. During 1998 we fully used our allowances for product returns. We can not assure you that significant returns will not occur in the future. Any future returns could have a material adverse effect on our business, financial condition and results of operation.

Dependence on certain customers

     A significant portion of our revenues have been generated by three customers. Hucom, Inc. generated 4% of our revenue in 1998, 88% in 1997, and 41% in 1996. Netmarks, Inc. generated 22% of our revenue in 1998. Additionally, Boeing Company generated 50% of our revenue in 1998, 9% in 1997, and 1% in 1996. A significant portion of products sold to Hucom, Inc. and Netmarks, Inc., our Japanese distributors, in 1998, 1997 and 1996 were to one end user. In future periods, our Japanese distributors' sales of our products to this specific end user are expected to decline from current levels. Additionally, general economic conditions in Japan make future sales to our Japanese distributors uncertain. If any of our large customers reduced their purchases of our products, it would have a material adverse effect on our business, financial condition and results of operation. Our revenues in the future may also be generated by a small number of significant customers.

Lack of OEM selling experience

     To succeed in the SAN market, we will need to sell directly to original equipment manufacturers ("OEMs"). We have sold our products in the past either directly to end users or through resellers. Only recently have we sold our products to OEMs and, therefore, we have limited experience selling our products through this channel. We cannot assure you that we will be successful selling our products to OEMs.

Risks associated with managing growth

     The anticipated growth of our operations will place significant strain on our management, sales and marketing, manufacturing, operating and financial systems resources. If our business grows, we may encounter the following difficulties and others:

     o    lower than projected production rates;

     o    lower quality control and assurance;

     o    decreased product reliability;

     o    increased manufacturing costs;

     o    difficulties in maintaining internal accounting controls;

     o    malfunctioning of existing and new equipment;

     o    insufficient or untimely component supplies;

     o    shortages of personnel.

     We may not be able to successfully plan for, or manage increased production and marketing of, our products. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Dependence on subcontractors

     We subcontract a majority of our production activities, including the manufacture, assembly and testing of our proprietary Fibre Channel switch designs. We depend on subcontractors to deliver high quality products in a timely manner, but we cannot assure you that they will. Poor performance by one of our subcontractors would have a material adverse effect on us until we could find an alternate subcontractor. We cannot assure you that we would be able to find an alternate subcontractor to deliver quality products at an acceptable price. Therefore, if we experience problems with one of our subcontractors, it will likely have a material adverse effect on our business, financial condition and results of operations.

Dependence on suppliers and availability of components

     Some of the components we use in our products are available only from a single supplier, or from a limited number of suppliers. Other components may from time to time be in short supply or temporarily be available from only a single supplier. The following factors could each have a material adverse effect on our ability to produce and market our products:

     o    scarce quantities of components;

     o    a reduction or interruption in component supply;

     o    a disruption of existing supplier relationships;

     o    an inability to develop alternative sources;

     o    a significant increase in the price of components.

Need to attract and retain key personnel

     Our success depends on our ability to attract and retain highly trained personnel for such areas as management, sales and engineering. In particular, our success will depend in part on the continued service of Mr. Ken Hendrickson, our Chief Executive Officer, Mr. Calvin G. Nelson, our President, and Mr. Steven
E. Snyder, our Chief Financial Officer. As we increase our production and sales levels, we will need to attract and retain additional qualified skilled and unskilled workers for our operations. In recent years there has been great demand for qualified skilled and unskilled employees in the Minneapolis area, where our main operations are located. We can give no assurance that we will be successful in attracting and retaining the personnel needed for our business. Any failure to do so would adversely affect our business, financial condition and results of operations.

Dependence on intellectual property

     Our success will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary rights of others. We currently hold one U.S. patent covering certain aspects of one of our Fibre Channel switches. This patent will expire February 6, 2007. We have applied for additional patents and may apply for additional patents in the future. We cannot assure you that any of our future patent applications will result in issued patents, or that the scope of any current or future patents will prevent competitors from introducing competitive products. There is also a risk that any current or future patents issued to us would not be enforceable if challenged. In addition, other parties may hold or receive patents that contain claims covering other technology included in our current or future products that could hinder or prevent the sale of our products or require us to obtain licenses to such technology. Such licenses might not be available on acceptable terms or at all.

     In addition to patents, the source code for the software contained in our products is protected by copyright law. We also rely upon unpatented trade secrets, the know-how and expertise of our employees and on non-disclosure and confidentiality agreements with our employees, vendors and customers. Although we believe that we have been careful to protect our unpatented proprietary rights, we cannot assure you that our measures will be sufficient to protect our rights against third parties. Likewise, we cannot assure you that others will not independently develop or otherwise acquire unpatented technologies or products similar or superior to ours.

     We have registered four trademarks with the United States Patent and Trademark Office and have filed for registration of four additional marks in which we claim trademark rights, one of which has been allowed. United States trademark rights are acquired by use rather than by registration, and we cannot assure you that others do not have conflicting or superior rights to our unregistered trademarks. We cannot assure you that any of the trademarks covered by our applications for registration will be found registrable, that registrations will issue, or that we can support the cost of defense of our trademarks.

     The high technology area frequently features disputes over intellectual property. We may be required to defend our intellectual property rights against infringement, duplication and discovery by third parties or to defend ourselves against third-party claims of infringement. Likewise, disputes may arise with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or require us to develop appropriate alternative technology. We can give no assurance that any such licenses would be available on acceptable terms or at all, or that we could develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Quarterly operating results are subject to fluctuation

     Our quarterly revenue and operating results have varied in the past and can be expected to vary in the future. In the future, our operating results may vary significantly from quarter to quarter due to such factors as:

          o    changes in customer buying patterns;

          o the timing of the announcement and introduction of new products by Ancor or our competitors;

          o the tactics of our competitors; technological developments affecting the data communication network market;

          o the overall strength of the economy; uncertainties associated with the introduction of any new product or product enhancement;

          o    gauging ultimate customer demand;

          o    predicting general trends in the market for our products.

     Fluctuations in our quarterly operating results or our failure to meet analysts' projections or public expectations as to results may adversely affect the market price of our stock. Our operating results for any particular quarter are not necessarily indicative of results that we may achieve for any subsequent quarter or full fiscal year.

Stock price volatility

     Like other technology companies, our stock price may be volatile. We may experience volatility in our stock price due to the following and other factors:

          o    quarterly variations in our operating results;

          o    the liquidity of the market for our stock;

          o announcements of business developments by Ancor or our competitors;

          o    public perception regarding Fibre Channel's market status;

          o    developments or disputes concerning proprietary rights;

          o    technological innovations or newly introduced products;

          o general conditions in the data communications network industry and the economy.

Future capital needs; uncertainty of additional funding

     We anticipate that cash on hand and anticipated revenues from operations will be sufficient to finance our operations at least through December 1999. However, we may require additional capital sooner than December 1999. In order to meet our needs beyond such time, we may be required to raise additional capital. Additional capital may be unavailable, or available only on unfavorable terms. Any additional equity financings may be dilutive to purchasers in this offering. Any debt financing may involve restrictive covenants. Failure to secure additional financing if and when needed could adversely affect our operations. If we are unable to raise additional capital we would be required to delay, scale back, or eliminate market expansion activities and research and development on existing or new products, or cease operations entirely.

Year 2000 risks

     We have completed an assessment of Year 2000 compliance for our critical operating and application systems. We have determined that through normal recurring system upgrades, the vast majority of our systems are currently, or will be by early 1999, Year 2000 compliant. In 1996 we purchased an enterprise-wide information system from a world-wide supplier and developer of information systems. The developer of this information system has provided its clients written assurance that the system will correctly function across the year 2000, as verified by previous system tests and Year 2000 certification by the International Technology Association of America. Additionally, our products, including software, are not date sensitive as to functionality. The costs of becoming Year 2000 compliant has not had and is not expected to have a material effect on our financial position, operations or cash flow because compliance has largely been the result of normal system upgrades.

     We cannot assure you that the Year 2000 issue will be properly addressed by customers, vendors, service utilities, government and other external entities. We are communicating with these parties to determine how they are addressing the Year 2000 issue and to evaluate any likely impact on us. We have requested commitment dates from these parties as to their Year 2000 readiness. This process will continue in fiscal 1999. The efforts of third parties are not within our control, however, and their failure to remedy Year 2000 issues successfully could result in business disruption, loss of revenue and increased operating cost. At the present time, it is not possible to determine whether any such events are likely to occur, or to quantify any potential negative impact they may have on our future results of operations and financial condition. We have not established contingency plans, but expect to assess our need for contingency plans during 1999.

     The foregoing discussion regarding Year 2000 contains forward-looking statements which are based on management's best estimates derived using various assumptions. These forward-looking statements involve inherent risks and uncertainties, and actual results could differ materially from those contemplated by such statements. Factors that might cause material differences include, but are not limited to, (i) our ability to obtain alternative manufacturing sources should our current sources' operations be disrupted due to Year 2000 complications, and (ii) our ability to respond to unforeseen Year 2000 complications. Such material differences could result in, among other things, business disruption, operational problems, financial loss, legal liability and similar risks.

Inventory obsolescence

     We operate in a market characterized by rapid technological change. Our existing inventory could become obsolete due to changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards. These events may materially and adversely affect our business, financial conditions and results of operations.

Anti-takeover provisions

     Provisions of our amended and restated articles of incorporation, Minnesota law and our Shareholders' Rights Plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

No dividends

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the forseeable future.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549, or at the SEC's public-reference rooms in New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. You may visit our web site at http://www.ancor.com.

     The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this Prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until INRANGE Technologies Corporation sells all the Shares:

          0    Annual Report on Form 10-K for the year ended December 31, 1998;
               and

          o the description of the common stock contained in our Registration Statement on Form 8-A, dated March 11, 1994, and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Ancor Communications, Incorporated
     6130 Blue Circle Drive
     Minnetonka, Minnesota 55343
     Attn: Steven E. Snyder, CFO
     (612) 932-4000

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. INRANGE Technologies Corporation should not make an offer of the Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                    ABOUT ANCOR COMMUNICATIONS, INCORPORATED

     Ancor Communications, Incorporated, incorporated in 1986, is recognized as a leading developer of Fibre Channel products. Fibre Channel is a high bandwidth, low latency advance in data storage communications technology, developed under the auspices of the American National Standards Institute ("ANSI"), currently enabling the transfer of data at speeds of one Gigabit per second. We develop, manufacture, and market Fibre Channel switches and application specific integrated circuits ("ASICs").

     Since our inception, our core technology has been built around the utilization of fiber optic cable for data transmission. In 1992, we delivered our first prototype Fibre Channel products, and commercial deliveries began in 1993. Our Fibre Channel products are used by organizations worldwide for enhanced network performance, scalability and connectivity. Today Ancor -- an active member of the ANSI Fibre Channel committee and the Fibre Channel Association -- focuses entirely on the development of Fibre Channel solutions.

     Prior to 1998, we focused our business and products on the local area network ("LAN") market, developing and marketing Fibre Channel switches and adapter cards for the LAN market. However, in 1998 we completed the refocusing of our business and our Fibre Channel products from the local area network market to the storage area network ("SAN") market. With Gigabit Ethernet the technology of choice for local area networks and with high quality, low-cost Fibre Channel host adapters now available from other sources, we discontinued that portion of our business to intensify our pursuit of the emerging Fibre Channel SAN market.

     Over the last decade, applications and computer processing performance have increased by many orders of magnitude. Additionally, with computer networks running more business critical applications, access to, and availability of, the associated data is strategic to business operations. Historically, the devices storing the required data were directly attached to individual servers on the LAN. However, LAN data paths often do not have the necessary performance to address storage requirements, resulting in network bottlenecks and overall system degradation. Thus, separate networks of storage devices are being developed.

     A SAN is a dedicated network optimized for storage-related functions over which information is permitted to be accessed, managed, and shared among various storage devices and servers. Although SANs are usually connected to the more widely accessed LAN, the SAN operates complementary to the LAN. Overall enterprise network performance improves because the LAN is free from the cumbersome overhead associated with file access, retrieval, storage, and data backup functions which place significant demands on network bandwidth. These functions are instead more effectively and efficiently performed by a network optimized for the demands of storage functions.

     The components of a typical SAN are software to manage and control the SAN, storage devices, network interface cards which are inserted into the servers, and a hub or switch to facilitate the interconnection between the servers and storage devices. We develop and market Fibre Channel switches.

     We currently sell Fibre Channel switches under the Gigworks trademark. During 1998 we introduced our GigWorks MKII 8-port switch, complementing our MKII 16-port switch and previous-generation switches. Our current switches enable very large SANs to be built by linking multiple switches in 8 and 16 node increments. Through the Fibre Channel switch, users are able to establish multiple simultaneous connect links.

     We have also developed ASICs which are a component of our switches, but which may be sold as separate products. Our ASICs provide building blocks at the chip level for implementing Fibre Channel technology. These ASICs combine a number of Fibre Channel functions in a single chip and thereby substantially reduce the number of components needed to implement Fibre Channel switches. Although our ASICs may be sold as a separate product, we have not done so in recent years. We have, however, licensed the use of the ASIC to a third party, and may sell our ASICs as a separate product in the future.

     Our principal executive offices are located at 6130 Blue Circle Drive, Minnetonka, Minnesota 55343, (telephone number (612) 932-4000). For further information concerning Ancor, see the section titled "Where You Can Find More Information."

                               SELLING SHAREHOLDER

     INRANGE Technologies Corporation is selling the Shares pursuant to this Prospectus. The following table sets forth certain information with respect to the ownership of our common stock by INRANGE Technologies Corporation as of April 1, 1999 and as adjusted to reflect the sale of the Shares.

                         Number of
                          Shares          Maximum Number of       Shares
                      Beneficially       Shares to be Sold      Beneficially
                     Owned Prior to       Pursuant to this      Owned After
         Name         the Offering         Prospectus(1)         Offering(1)
------------------  -----------------  --------------------  ------------------
INRANGE Technologies       750,000             750,000                0
Corporation(2)

--------------------
(1) Assumes the sale of all the Shares offered by this Prospectus.

(2) Entire ownership consists of shares to be issued upon exercise of a warrant to purchase 750,000 shares of common stock issued to INRANGE Technologies Corporation in connection with a Technology License Agreement dated September 24, 1998.

                              PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of INRANGE Technologies Corporation (together with any donees, pledgees or other transferees selling Shares received from INRANGE Technologies Corporation after the date of this Prospectus, the "Selling Shareholder"). The Selling Shareholder will offer and sell the Shares to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of the Shares. We will bear all expenses and fees of registration of the Shares.

     The Selling Shareholder may offer and sell the Shares from time to time in the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions, through put or call options transactions, through short sales or a combination of such methods of sales at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of the Shares. As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder. There is no assurance that the Selling Shareholder will sell any or all of the Shares that it offers.

     The Selling Shareholder and any brokers or dealers who participate in the sale of the Shares may be deemed to be "underwriters' within the meaning of the Securities Act, and any commissions received by them and any profits realized by them on the resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The Selling Shareholder may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

                                     EXPERTS

     The financial statements and schedules of Ancor Communications, Incorporated as of December 31, 1998 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Ancor Communications, Incorporated for the years ended December 31, 1997 and December 31, 1996 incorporated in this Prospectus and in the registration statement by reference to Ancor's Annual Report on Form 10-K have been audited by McGladrey & Pullen, LLP, independent accountants, to the extent set forth in their report and incorporated in this Prospectus by reference. Such financial statements are incorporated in this Prospectus by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Shares offered in this Prospectus has been passed upon for us by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         SEC Registration Fee................................. $ 1,199
         Accounting Fees and Expenses......................... $ 2,000
         Legal Fees and Expenses.............................. $ 8,000
                                                                ------
                  Total....................................... $11,199

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by us.

Item 15. Indemnification of Directors and Officers

     Article eight of our Second Amended and Restated Articles of Incorporation provides that a director shall not be liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such Article eight became effective.

     Our Restated Bylaws provide that our officers and directors and certain others will be indemnified to substantially the same extent permitted by Minnesota law.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made to that section for a complete statement of such indemnification rights.

     We maintain a standard policy of officers' and directors' insurance.

Item 16. List of Exhibits

        5         Opinion of Dorsey & Whitney LLP

       23.1       Consent of KPMG Peat Marwick LLP

       23.2       Consent of McGladrey & Pullen, LLP

       23.3 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)

       24 Power of Attorney (included on signature page of this Registration Statement)

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 1, 1999.

                                         ANCOR COMMUNICATIONS, INCORPORATED

                                         By /s/ Kenneth E. Hendrickson
                                            --------------------------------
                                            Kenneth E. Hendrickson
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 1, 1999.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth E. Hendrickson and Steven
E. Snyder, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute a Registration Statement on Form S-3 to be filed under the Securities Act of 1933, as amended, for the registration of the resale of shares of common stock of Ancor Communications, Incorporated to be issued in connection with the exercise of a certain outstanding warrant, and any and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Signature                              Title
         ---------                              -----

/s/ Kenneth E. Hendrickson       Chief Executive Officer and Director
------------------------------   (principal executive officer)
Kenneth E.Hendrickson

/s/Steven E. Snyder              Chief Financial Officer
------------------------------   (principal financial officer)
Steven E. Snyder

/s/Amyl Ahola                    Director
------------------------------
Amyl Ahola

                                 Director
------------------------------
Gerald M. Bestler

                                 Director
------------------------------
John F. Carlson

/s/Thomas F. Hunt, Jr.           Director
------------------------------
Thomas F. Hunt, Jr.

/s/Michael L. Huntley            Director
------------------------------
Michael L. Huntley

                                 Director
------------------------------
Paul F. Lidsky

                                      II-3